EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) (1) (iii) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned agree that the Statement to which this Exhibit is attached is filed on behalf of each of them.

Dated as of December 16, 2010

JWK ENTERPRISES LLC

By:	/s/ David A. Persing
Signature

David A. Persing, Manager
Name/Title

Trust created pursuant to Trust Agreement, dated April 4, 2008, between John W. Kluge, as grantor, John W. Kluge as initial Trustee and JP Morgan Trust Company of Delaware, as Administrative Trustee, a Delaware trust.

By:	/s/ Silvia Kessel
Signature

Silvia Kessel, Trustee
Name/Title